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                                                                     EXHIBIT 8.1


                                                                   July 24, 1995


The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172

                          THE WILLIAMS COMPANIES, INC.
                                 EXCHANGE OFFER

Dear Sir or Madam:


     We have reviewed the Registration Statement (No. 33-60397) as filed with the Securities and Exchange Commission on July 24, 1995, describing the Quarterly Income Capital Securities (Subordinated Debentures, Due 2025) (Providing for a Late Payment Penalty to be Paid by the Company in the Event of a Late Payment Period) to be issued by The Williams Companies, Inc. (the "Debentures").


     This will confirm that, in our opinion, the consequences described under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus related to the Registration Statement, are the material United States federal income tax consequences of acquiring and owning the Debentures under present law and that the descriptions contained under that heading are fair, complete, and accurate in all material respects. Our opinion is subject to the qualifications stated in the first paragraph under that heading.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to us in such Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933 or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

                                          Very truly yours,

                                          MILLER & CHEVALIER, CHARTERED

                                          By /s/  A. JOHN GABIG
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